CONTACTS:
Investors
Laura Rossi
InvestorRelations@amerantbank.com
(305) 460-8728

Media
Silvia M. Larrieu
MediaRelations@amerantbank.com
(305) 441-8414

AMERANT REPORTS RECORD FOURTH QUARTER 2021 NET INCOME OF $65.5 MILLION OR DILUTED EARNINGS PER SHARE OF $1.77 AND FULL-YEAR 2021 NET INCOME OF $112.9 MILLION OR DILUTED EARNINGS PER SHARE OF $3.01; DECLARES CASH DIVIDEND OF $0.09 PER SHARE

Significant Improvement Shown in Key Performance Metrics

•Core pre-provision net revenue (“Core PPNR”)1 grew to approximately $19 million in the fourth quarter of 2021, an increase from $18.3 million in the third quarter of 2021, and an increase from $17.6 million in the fourth quarter of 2020

•Loan growth of $88.6 million, or 1.62%, compared to the close of the third quarter of 2021, even with approximately $337 million in prepayments and $49.4 million in sales of former NYC production office loans

•Non-performing loans to total loans declined to 0.89%, or $49.8 million compared to 1.51%, or $82.7 million last quarter

•Net interest margin grew to 3.17% in the fourth quarter of 2021, up 23 basis points from 2.94% in the third quarter of 2021

CORAL GABLES, FLORIDA, January 19, 2022. Amerant Bancorp Inc. (NASDAQ: AMTB) (the “Company” or “Amerant”) today reported net income attributable to the Company of $65.5 million in the fourth quarter of 2021, or $1.77 per diluted share, an increase compared to net income attributable to the Company of $17.0 million, or $0.45 per diluted share, in the third quarter of 2021 and net income attributable to the Company of $8.5 million, or $0.20 per diluted share, in the fourth quarter of 2020. Net income attributable to the Company was $112.9 million for the full-year 2021, compared to a net loss attributable to the Company of $1.7 million for the full-year 2020. Pre-provision net revenue (“PPNR”)1 was $79.1 million in the fourth quarter of 2021, an increase from $17.5 million in the third quarter of 2021, and an increase from $8.5 million in the fourth quarter of 2020. PPNR1 was $130.1 million for the full-year 2021, an increase from $84.3 million for the full-year 2020. Core PPNR1 was $69.9 million for the full-year 2021, compared to $71.0 million for the full-year 2020.
1 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP.

Annualized return on assets (“ROA”) and return on equity (“ROE”) were 3.45% and 32.04%, respectively, in the fourth quarter of 2021, compared to 0.90% and 8.38%, respectively, in the third quarter of 2021, and 0.42% and 4.09%, respectively, in the fourth quarter of 2020. ROA and ROE were 1.50% and 14.19%, respectively, for the full-year 2021, compared to negative 0.02% and 0.21%, respectively, for the full-year 2020.
“We believe the record fourth quarter results show the steps we have taken throughout the year to position the company for success are coming to fruition” stated Jerry Plush, Vice Chairman, President and CEO. He added “While we are excited about the progress we made throughout 2021 toward becoming a higher performing bank, it is essential that we remain focused on the continued execution of our strategy to achieve even stronger performance in 2022.”

Other significant highlights in the quarter include:

•Entered into a new outsourcing agreement with FIS to assume full responsibility over a significant number of the Bank’s support functions and staff; expected estimated annual savings of approximately $12 million

•Effected a clean-up merger (the “Merger”), which eliminated class B shares and reduced the number of shares outstanding

•$27.9 million and 893,394 Class A shares repurchased as of December 31, 2021 in execution of $50-million share buyback program approved on September 10, 2021

•Declared the first cash dividend as a public company of $0.06 per share paid on January 14, 2022

•Executed on sale and leaseback of the Company’s headquarters building in Coral Gables; reducing fixed assets by $69.9 million and recognizing a gain on sale of $62.4 million

Summary Results

Results of the fourth quarter and full-year ended December 31, 2021 were as follows:

•Net income attributable to Amerant was $65.5 million in the fourth quarter of 2021, up 284.4% from $17.0 million in the third quarter of 2021, and up 672.7% from $8.5 million in the fourth quarter of 2020. Net income was $112.9 million for the full-year 2021, compared to a net loss of $1.7 million for the full-year 2020. Core net income1 was $19.3 million in the fourth quarter of 2021 compared to $17.7 million in the third quarter of 2021, and compared to core net income of $20.9 million in the fourth quarter of 2020. Core net income1 was $66.8 million for the full-year 2021, compared to a core net loss1 of $7.0 million for the full-year 2020.

•Net Interest Income (“NII”) was $55.8 million, up 7.6% from $51.8 million in the third quarter of 2021, and up 14.7% from $48.7 million in the fourth quarter of 2020. NII was $205.1 million for the full-year 2021, up $15.6 million, or 8.2%, from $189.6 million for the full-year 2020. Net interest margin (“NIM”) was 3.17% in the fourth quarter of 2021, up 23 basis points from 2.94% in the third quarter of 2021, and up 56 basis points from 2.61% in the fourth quarter of 2020. NIM was 2.90% for the full-year 2021, up 38 basis points from 2.52% for the full-year 2020.

•Amerant released $6.5 million from the allowance for loan losses (“ALL”) during the fourth quarter of 2021, compared to a release of $5.0 million in the third quarter of 2021. No provision for loan losses was recorded in the fourth quarter of 2020. There was a release of $16.5 million from the ALL in the full-year 2021, compared to a provision for loan losses of $88.6 million in the full-year 2020. The ratio of allowance for loan losses to total loans held for investment was 1.29% as of December 31, 2021, down from 1.59% as of September 30, 2021, and down from 1.90% as of December 31, 2020. The ratio of net charge-offs to average total loans held for investment in the fourth quarter of 2021 was 0.52% compared to 1.16% in the third quarter of 2021, and 0.40% in the fourth quarter of 2020. The ratio of net charge-offs to average total loans held for investment in the full-year 2021 was 0.44%, compared to 0.52% in the full-year 2020.

•Noninterest income was $77.3 million in the fourth quarter of 2021, up 475.3% from $13.4 million in the third quarter of 2021, and up 571.2% from $11.5 million in the fourth quarter of 2020, as the fourth quarter of 2021 included a $62.4 million gain on the sale of the Company’s headquarters building. Noninterest income was $120.6 million in the full-year 2021, up $47.2 million, or 64.2%, compared to $73.5 million in the full-year 2020. Noninterest income for the full year 2020 includes a $26.5 million gain on sale of securities.

•Noninterest expense was $55.1 million, up 13.8% from $48.4 million in the third quarter of 2021, and up 6.7% from $51.6 million in the fourth quarter of 2020. Noninterest expense was $198.2 million in the full-year 2021, up $19.5 million, or 10.9%, compared to $178.7 million in the full-year 2020.

•The efficiency ratio was 41.4% in the fourth quarter of 2021, compared to 74.2% in the third quarter of 2021, and 85.8% in the fourth quarter of 2020. For the full-year 2021 the efficiency ratio was 60.9%, compared to 68.0% for the full-year 2020. Core efficiency ratio1 was 75.0% in the fourth quarter of 2021, compared to 73.0% in the third quarter of 2021, and 71.0% in the fourth quarter of 2020. For the full-year 2021 core efficiency ratio1 was 74.0%, compared to 70.1% for the full-year 2020.

•Total gross loans, which include loans held for sale, were $5.6 billion at the close of the fourth quarter of 2021, up $88.6 million, or 1.6%, compared to the close of the third quarter of 2021, and down $274.8 million, or 4.7%, compared to the close of the fourth quarter of 2020. Total deposits were $5.6 billion at the close of the fourth quarter of 2021, up slightly by $4.5 million, or 0.1%, compared to the close of the third quarter of 2021, and down $100.8 million, or 1.8%, compared to the close of the fourth quarter 2020.

•Stockholders’ book value per common share attributable to the Company increased to $23.18 at December 31, 2021, compared to $21.68 at September 30, 2021, and $20.70 at December 31, 2020. Tangible book value (“TBV”)1 per common share increased to $22.55 as of December 31, 2021, compared to $21.08 at September 30, 2021, and $20.13 at December 31, 2020.

Credit Quality
The ALL was $69.9 million at the close of the fourth quarter of 2021, compared to $83.4 million at the close of the third quarter of 2021, and $110.9 million at the close of the fourth quarter of 2020. The Company released $6.5 million from the ALL in the fourth quarter of 2021, compared to a release of $5.0 million in the third quarter of 2021. No provision for loan losses was recorded in the fourth quarter of 2020. The ALL release during the fourth quarter of 2021 was primarily attributed to improved macro-economic conditions and upgrades, payoffs and pay-downs of non-performing loans and special mention loans, offset by additional reserves requirements for charge-offs and loan growth. The ALL associated with the COVID-19 pandemic decreased slightly to approximately $14.1 million in the fourth quarter of 2021.

Net charge-offs during the fourth quarter of 2021 totaled $7.0 million, compared to $15.7 million in the third quarter of 2021 and $5.9 million in the fourth quarter of 2020. Charge-offs during the period were primarily due to $3.9 million in commercial loans, $1.8 million in CRE loans and $1.4 million in consumer loans, offset by $0.5 million in recoveries. Additionally, in connection with the Coffee Trader relationship, we collected $4.8 million, which contributed to a release of $2.3 million in specific reserves. This relationship had an outstanding balance of $9.1 million as of the end of the fourth quarter of 2021.

Classified and special mention loans decreased 39.0% and 4.1%, respectively, compared to the third quarter of 2021, and 42.0% and 37.6%, respectively, compared to the fourth quarter of 2020. The decrease in classified loans was mainly due to $25.2 million in payoffs and pay-downs, and $7.5 million due to charge-offs. The decrease in special mention loans was mainly due to $10.0 million in payoffs and pay-downs and $2 million in upgrades, offset by $7.9 million in CRE and commercial loan downgrades.

Non-performing assets totaled $59.5 million at the end of the fourth quarter of 2021, a decrease of $33.0 million or 35.7%, compared to the third quarter of 2021, and $28.6 million, or 32.5%, compared to the fourth quarter of 2020, due to the decrease in classified loans as mentioned above. The ratio of non-performing assets to total assets at the end of the fourth quarter of 2021 was 78 basis points, down 46 basis points from 124 basis points in the third quarter of 2021 and 35 basis points from 113 basis points in the fourth quarter of 2020. In the fourth quarter of 2021, the ratio of ALL to non-performing loans increased to 140.41%, from 100.84% at September 30, 2021 and 126.46% at the close of the fourth quarter of 2020.

Loans and Deposits
Total loans, including loans held for sale, as of December 31, 2021 were $5.6 billion, up $88.6 million, or 1.6%, compared to September 30, 2021, and down $274.8 million, or 4.7% compared to December 31, 2020. Loans held for sale totaled $158.1 million and $224.9 million as December 31, 2021 and September 30, 2021, respectively. There were no loans held for sale at December 31, 2020. Loans held for sale include $14.9 million in residential mortgage loans in connection with Amerant Mortgage, Inc. (“AMTM”) and $143.2 million New York loans. During the fourth quarter of 2021, the Company sold $49.4 million in loans held for sale related to the NY portfolio, at par. The increase in total loans was primarily due to increased loan production compared to previous quarters, partially offset by approximately $337 million in prepayments received primarily in CRE loans. During the fourth quarter of 2021, the Company continued to purchase higher yielding indirect consumer loans. Consumer loans as of December 31, 2021 were $423.7 million, an increase of $65.2 million, or 18.2%, quarter over quarter. The Company purchased approximately $85.7 million of higher-yielding indirect consumer loans during the fourth quarter of 2021.

Core deposits as of December 31, 2021 were $4.3 billion, an increase of $109.4 million or 2.6%, compared to September 30, 2021, and $603.0 million, or 16.3% compared to December 31, 2020. This change includes interest bearing demand deposits of $1.51 billion as of December 31, 2021, compared to $1.32 billion as of September 30, 2021, noninterest bearing demand deposits of $1.18 billion as of December 31, 2021 compared to $1.21 billion as of September 30, 2021, and savings and money market deposits of $1.60 billion as of December 31, 2021 compared to $1.66 billion as of September 30, 2021. Total deposits as of December 31, 2021 were $5.6 billion, slightly up $4.5 million, or 0.08%, compared to September 30, 2021. Domestic deposits totaled $3.1 billion, up $46.7 million, or 1.5%, compared to September 30, 2021, while foreign deposits totaled $2.5 billion, down $42.2 million, or 1.7%, compared to September 30, 2021.

The quarter-over-quarter increase in total deposits was primarily attributable to an increase in customer transaction account balances of $109.1 million, or 2.7%, compared to September 30, 2021, with interest bearing demand contributing $187.7 million to such growth, and savings and money market and noninterest bearing deposits partially offsetting the increase in transaction account balances by $26.9 million and $51.7 million, respectively. Offsetting the increase in total deposits was a reduction of $105.0 million, or 7.3%, in time deposits. Customer CDs compared to the prior quarter decreased $59.1 million, or 5.3%, as the Company continued to lower CD rates and focus on increasing core deposits and emphasizing multi-product relationships versus single product higher-cost CDs. Brokered time deposits decreased $45.8 million, or 13.7%, compared to September 30, 2021, and brokered interest bearing and money market deposits increased $0.4 million, or 0.4% during the fourth quarter of 2021. Amerant continues to de-emphasize this funding source.
Net Interest Income and Net Interest Margin

Fourth quarter 2021 NII was $55.8 million, up $4.0 million, or 7.6%, from $51.8 million in the third quarter of 2021 and up $7.1 million, or 14.7%, from $48.7 million in the fourth quarter of 2020. The quarter-over-quarter increase was primarily driven by higher average yields, including prepayment fees, and balances on loans, as well as lower average balances on customer CDs and brokered time deposits. There were no significant offsets to the increase in NII during the fourth quarter.

The year-over-year increase in NII was primarily driven by lower average balances on CDs and brokered deposits and lower deposit costs as well as higher average loan and investment yields. Lower cost and average balances on FHLB advances and other borrowings also contributed to the increase in NII. Partially offsetting the year-over-year increase in NII were lower balances on loans as well as available for sale securities.

NII was $205.1 million for the full-year 2021, up $15.6 million, or 8.2%, from $189.6 million for the full-year 2020. This increase was primarily driven by: (i) lower cost of total deposits and Federal Home Loan Bank advances; (ii) lower average balance of CDs, brokered deposits and FHLB advances, and (iii) higher average yields on loans. These were partially offset by: (i) lower average balance of earning assets; (ii) higher average balance of Senior Notes as these were issued late in the second quarter of 2020, and (iii) higher average balance of interest bearing and savings and money market deposits.

NIM was 3.17% in the fourth quarter of 2021, up 23 basis points from 2.94% in the third quarter of 2021 and up 56 basis points from 2.61% in the fourth quarter of 2020. To support NIM growth, the Company continues to proactively seek to increase spreads in loan originations. NIM was 2.90% for the full-year 2021, up 38 basis points from 2.52% for the full-year 2020.

Noninterest income
In the fourth quarter of 2021, noninterest income was $77.3 million, up $63.9 million, or 475.3%, from $13.4 million in the third quarter of 2021. The increase was primarily driven by a $62.4 million gain on the sale of the Company’s headquarters building in the fourth quarter of 2021. Also contributing to the increase in noninterest income quarter-over-quarter were higher (i) derivative client income; (ii) income from brokerage, advisory and fiduciary activities, (iii) mortgage banking income; and (iv) total deposit and service fees.

Noninterest income increased $65.8 million, or 571.2%, in the fourth quarter of 2021 from $11.5 million in the fourth quarter of 2020. The year-over-year increase in noninterest income was primarily driven by the $62.4 million gain on the sale of the Company’s headquarters building. Also contributing to the increase in noninterest income year-over-year were higher (i) derivative client income; (ii) mortgage banking income; (iii) income from brokerage, advisory and fiduciary activities, and (iv) total deposit and service fees. The increase was partially offset by a decrease of $1.1 million in gains on sale of debt securities.
In the full-year 2021, noninterest income increased $47.2 million, or 64.2%, from $73.5 million in the full-year 2020. This increase was primarily driven by the $62.4 million gain on sale of the Company’s headquarters building. Also contributing to the increase in noninterest income for the full year 2021 were: (i) a net gain of $3.8 million on the sale of $95.1 million of PPP loans in the second quarter of 2021; (ii) $1.7 million higher income from brokerage, advisory and fiduciary activities; (iii) mortgage banking income of $1.7 million; (iv) $1.4 million higher total deposit and service fees, and (v) $0.8 million higher derivative client income. These increases were partially offset by a decrease in net gains on securities of $23.3 million, and a net loss of $2.5 million on the early termination of $235 million of FHLB advances during the period.

Amerant Mortgage continues to execute on its growth strategy. In the fourth quarter of 2021, AMTM received 166 applications and funded 61 loans totaling $32.04 million. Total mortgage loans held for sale were $14.9 million as of December 31, 2021. For the full year 2021, AMTM received 299 applications and funded 109 loans totaling $52.6 million.

The Company’s assets under management and custody (“AUM”) totaled $2.22 billion as of December 31, 2021, increasing $32.8 million, or 1.5%, from $2.19 billion as of September 30, 2021, and $248.8 million, or 12.6%, from $1.97 billion as of December 31, 2020. The quarter-over-quarter increase in AUM was primarily driven by net new assets of $28.6 million. The year-over-year increase in AUM was primarily driven by increased market value as well as net new assets of $106.7 million. Net new assets represent 87.3% and 42.9% of the quarter-over-quarter and year-over-year increases, respectively, as a result of the increase in share of wallet attributed to the Company’s relationship-centric strategy.

Noninterest expense
Fourth quarter of 2021 noninterest expense was $55.1 million, up $6.7 million, or 13.8%, from $48.4 million in the third quarter of 2021. The increase was primarily driven by: (i) higher consulting, legal and other professional fees in connection with the Merger completed on November 18, 2021 as well as expenses related to consulting services received from FIS; (ii) higher salaries and employee benefits primarily as a result of new hires in the mortgage and private banking businesses as well as higher variable compensation expenses resulting from higher estimated payouts to match expected performance; (iii) higher occupancy and equipment costs in connection with the lease termination of the Fort Lauderdale branch closed in 2020, and (iv) higher marketing expenses as multiple brand awareness initiatives were deployed during the fourth quarter. These increases were partially offset by lower depreciation and amortization expenses, which includes the effect of the sale of the Company’s headquarters building, and lower FDIC assessment and insurance expenses. Total full-time-equivalent employees (“FTEs”) at December 31, 2021 were 763. As a result of the Company’s agreement with FIS, Amerant transferred certain functions, reducing total FTEs to 683 effective January 1, 2022.

Noninterest expense in the fourth quarter of 2021, increased $3.5 million, or 6.7% compared to $51.6 million in the fourth quarter of 2020. The increase was primarily driven by higher consulting, legal and other professional fees in connection with the Merger completed on November 18, 2021, expenses related to consulting services received from FIS and to the onboarding of the new firm as a result of outsourcing of the Company’s internal audit function, as well as higher marketing expenses. This was partially offset by lower depreciation and amortization expenses primarily due to lower additional expenses related to branch closures and lower expenses due to the leasing of the Beacon operations center and the Company’s headquarters building (both previously owned). In addition, there was a decrease in total salaries and employee benefits primarily driven by lower severance expenses. The decrease in total salaries and employee benefits was partially offset by: (i) higher bonus compensation due to the new long term incentive (“LTI”) program which was launched in February 2021, and adjustments to the Company’s non-equity variable compensation program in 2021, at expected performance levels, after having curtailed it in 2020 due to the COVID-19 pandemic, and (ii) higher salaries and employee benefits expenses in connection with new hires, primarily in the mortgage and private banking businesses.

In the full-year 2021, noninterest expense increased $19.5 million, or 10.9%, compared to $178.7 million in the full-year 2020. This increase was primarily driven by: (i) higher professional and other services fees primarily due to the Merger, expenses related to consulting services received from FIS, the onboarding of the new firm as a result of outsourcing of the

Company’s internal audit function, higher recruitment fees and the design of our new compensation programs; (ii) higher salary and employee benefits primarily due to the absence of the $7.8 million deferral of expenses directly related to PPP loans originations, in accordance with GAAP, and new hires in the mortgage and private banking businesses, though partially offset by staff reductions performed at the end of 2020; (iii) an increase in equity compensation primarily related to the aforementioned LTI program; (iv) adjustments to the Company’s non-equity variable compensation program in 2021, at expected performance levels, after having curtailed it in 2020 due to the COVID-19 pandemic; (v) higher occupancy and equipment costs primarily due to increased rent expense resulting from the leasing of the Beacon Operations Center, and a $0.8 million lease impairment charge related to the closing of the NY Loan Production Office (“LPO”) in 2021; (vi) higher marketing expenses, and (vii) telecommunication and data processing expenses. These increases were partially offset by lower depreciation and amortization expenses due to the aforementioned leasing of the Beacon Operations Center and the Company’s headquarters building.

Year-to-date, the mortgage business has recorded $7.1 million in noninterest expenses, from which $5.5 million are related to salaries and employee benefits expenses, $1.6 million to mortgage lending costs, professional fees and the balance to other noninterest expenses.

Restructuring expenses totaled $1.9 million in the fourth quarter of 2021, compared to $0.8 million in the third quarter of 2021 and $8.4 million in the fourth quarter of 2020. The increase in the fourth quarter of 2021 compared to the third quarter of 2021 was primarily due to higher one-time legal and consulting expenses of $0.9 million, and branch closure expenses of $0.5 million in the fourth quarter of 2021. The decrease in the fourth quarter of 2021 compared to the fourth quarter of 2020, was primarily driven by lower staff reductions costs and lower branch closure expenses. Restructuring expenses totaled $7.1 million in the full-year 2021 compared to $11.9 million in the full-year 2020. The decrease in the full-year 2021 compared to the full-year 2020 was primarily driven by lower staff reductions costs, digital transformation and branch closure expenses.

The efficiency ratio was 41.4% in the fourth quarter of 2021, compared to 74.2% in the third quarter of 2021, and 85.8% in the fourth quarter of 2020. The quarter-over-quarter and year-over-year improvements in the efficiency ratio were primarily driven by the gain on sale of the Company’s headquarters building. Partially offsetting this improvement were higher noninterest expenses as noted above. Core efficiency ratio1 increased to 75.0% in the fourth quarter of 2021 compared to 73.0% in the third quarter of 2021 and 71.0% in the fourth quarter of 2020, also primarily driven by higher noninterest expenses as described above, though partially offset by higher loan average yields, including prepayment fees, and balances. For the full-year 2021 the efficiency ratio was 60.9%, compared to 68.0% for the full-year 2020.

As part of Amerant’s continued efforts to improve its operating efficiency, during the fourth quarter of 2021 the Company entered into a new multi-year outsourcing agreement with financial technology leader FIS® to assume full responsibility over a significant number of the Bank’s support functions and staff, including certain back-office operations. Under this new outsourcing relationship, the Bank expects to realize estimated annual savings of approximately $12.0 million, while achieving greater operational efficiencies and delivering advanced solutions and services to its customers. Also, as previously announced, the Company closed a banking center in Wellington, FL in October 2021 and expects to open a new branch in downtown Miami in the fourth quarter of 2022.

As part of Amerant’s keen focus to generate brand awareness, the Company continued to work on several initiatives during the fourth quarter of 2021 and into 2022. As mentioned during the third quarter of 2021, Amerant’s new “Imagine a Bank” campaign was launched during the fourth quarter of 2021 and a significant expansion to it went live on January 3, 2022. In addition, the bank continued to leverage our partnership with the Atlantic Division leading Florida Panthers to also drive brand awareness.

Capital Resources and Liquidity
The Company’s capital continues to be strong and well in excess of the minimum regulatory requirements to be considered “well-capitalized” at December 31, 2021.

During the fourth quarter of 2021, Amerant delivered on its previously announced commitment to simplify its capital structure. On November 18, 2021 the Company completed “the Merger”, by automatically converting shares of the Company’s Class B common stock into shares of the Company’s Class A common stock pursuant to the Merger’s terms. Additionally, during the fourth quarter of 2021, Amerant continued to demonstrate its commitment to increasing total return to shareholders, as evidenced by the completion of $36.3 million of Class A shares repurchased in 2021 (including the cash out of holders of 99 shares or less in connection with the Merger) and the declaration, on December 9, 2021, of a cash dividend of $0.06 per share of Amerant common stock. Additionally, on January 19, 2022, the Company's Board declared a cash dividend of $0.09 per share of common stock, payable on February 28, 2022, to holders of record on February 11 , 2022

Stockholders’ equity attributable to the Company totaled $831.9 million as of December 31, 2021, up $19.2 million, or 2.4%, from $812.7 million as of September 30, 2021, primarily driven by net income of $65.5 million in the fourth quarter of 2021. This increase was partially offset by: (i) an aggregate of $36.3 million of Class A shares repurchased in the fourth quarter of 2021, including $27.9 million repurchased under the Class A repurchase program and $8.5 million shares cashed out in accordance with the terms of the Merger; (ii) an after-tax decline of $6.0 million in the fair value of debt securities available for sale, and (iii) $2.2 million of dividends declared by the Company in the fourth quarter of 2021.

Stockholders’ equity attributable to the Company increased $48.5 million, or 6.2%, in the full-year 2021 from $783.4 million as of December 31, 2020. This was primarily driven by net income of $112.9 million in the year ended December 31, 2021. This increase was partially offset by: (i) an aggregate of $36.3 million of Class A shares repurchased in 2021, as mentioned above; (ii) $9.6 million in Class B shares repurchased by the Company in 2021; (iii) an after-tax decline of $16.2 million in the fair value of debt securities available for sale, and (iv) $2.2 million of dividends declared by the Company in the fourth quarter of 2021.

Book value per common share increased to $23.18 at December 31, 2021 compared to $21.68 at September 30, 2021. TBV1 per common share increased to $22.55 at December 31, 2021 compared to $20.13 at September 30, 2021.

Amerant’s liquidity position includes cash and cash equivalents of $274.2 million at the close of the fourth quarter of 2021, compared to $166.2 million as of September 30, 2021, and $214.4 million as of December 31, 2020. Additionally, as of the end of the fourth and third quarters of 2021 the Company, through its subsidiary Amerant Bank, had $1.4 billion in available borrowing capacity with the FHLB.

1 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP.

Fourth Quarter 2021 Earnings Conference Call

As previously announced, the Company will hold an earnings conference call on Thursday, January 20, 2022 at 9:00 a.m. (Eastern Time) to discuss its fourth quarter 2021 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the Company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc. (NASDAQ: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the second largest community bank headquartered in Florida. The Bank operates 24 banking centers – 17 in South Florida and 7 in the Houston, Texas area. For more information, visit investor.amerantbank.com.

FIS® and any associated brand names/logos are the trademarks of FIS and/or its affiliates.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” including statements regarding our outsourcing agreement with FIS, and the Company's ability to achieve savings and greater operational efficiencies, as well as statements with respect to the Company’s objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “dedicated,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those relating to our outsourcing relationship with FIS, as well as other statements as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2020, in our quarterly report on Form 10-Q for the quarter ended June 30, 2021 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including the three and twelve month periods ended December 31, 2021 and the three month period ended December 31, 2020, may not reflect our results of operations for our fiscal year ended, or financial condition as of December 31, 2021, or any other period of time or date.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “pre-provision net revenue (PPNR)”, “core pre-provision net revenue (Core PPNR)”, “core net income (loss)”, “core net income (loss) per share (basic and diluted)”, “core return on assets (Core ROA)”, “core return on equity (Core ROE)”, “core efficiency ratio”, and “tangible stockholders’ equity (book value) per common share”. This supplemental information is not required by, or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued in 2021, including the effect of non-core banking activities such as the sale of loans and securities, the sale of our corporate headquarters in the fourth quarter of 2021, and other non-recurring actions intended to improve customer service and operating performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our unaudited and audited consolidated financial statements.

(in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Consolidated Balance Sheets
Total assets	$7,638,399	$7,489,305	$7,532,844	$7,751,098	$7,770,893
Total investments	1,341,241	1,422,738	1,359,240	1,375,292	1,372,567
Total gross loans (1)	5,567,540	5,478,924	5,608,548	5,754,838	5,842,337
Allowance for loan losses	69,899	83,442	104,185	110,940	110,902
Total deposits	5,630,871	5,626,377	5,674,908	5,678,079	5,731,643
Core deposits (2)	4,293,031	4,183,587	4,041,867	3,795,949	3,690,081
Advances from the FHLB and other borrowings	809,577	809,095	808,614	1,050,000	1,050,000
Senior notes	58,894	58,815	58,736	58,656	58,577
Junior subordinated debentures	64,178	64,178	64,178	64,178	64,178
Stockholders' equity (3)(4)(9)	831,873	812,662	799,068	785,014	783,421
Assets under management and custody (5)	2,221,077	2,188,317	2,132,516	2,018,870	1,972,321

	Three Months Ended					Years Ended December 31,
(in thousands, except percentages and per share amounts)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	2021	2020
Consolidated Results of Operations
Net interest income	$55,780	$51,821	$49,971	$47,569	$48,652	$205,141	$189,552
(Reversal of) provision for loan losses	(6,500)	(5,000)	(5,000)	—	—	(16,500)	88,620
Noninterest income	77,290	13,434	15,734	14,163	11,515	120,621	73,470
Noninterest expense	55,088	48,404	51,125	43,625	51,629	198,242	178,736
Net income (loss) attributable to Amerant Bancorp Inc. (6)	65,469	17,031	15,962	14,459	8,473	112,921	(1,722)
Effective income tax rate	23.88%	24.96%	22.65%	20.15%	0.76%	23.41%	60.27%

Common Share Data
Stockholders' book value per common share	$23.18	$21.68	$21.27	$20.70	$20.70	$23.18	$20.70
Tangible stockholders' equity (book value) per common share (7)	$22.55	$21.08	$20.67	$20.13	$20.13	$22.55	$20.13
Basic earnings (loss) per common share	$1.79	$0.46	$0.43	$0.38	$0.21	$3.04	$(0.04)
Diluted earnings (loss) per common share (8)	$1.77	$0.45	$0.42	$0.38	$0.20	$3.01	$(0.04)
Basic weighted average shares outstanding	36,607	37,134	37,330	37,618	41,326	37,169	41,737
Diluted weighted average shares outstanding (8)	37,065	37,518	37,693	37,846	41,688	37,528	41,737
Cash dividend declared per common share (9)	$0.06	$—	$—	$—	$—	$0.06	$—

	Three Months Ended					Years Ended December 31,
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	2021	2020
Other Financial and Operating Data (10)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (11)	3.17%	2.94%	2.81%	2.66%	2.61%	2.90%	2.52%
Net income (loss) / Average total assets (ROA) (12)	3.45%	0.90%	0.83%	0.76%	0.42%	1.50%	(0.02)%
Net income (loss) / Average stockholders' equity (ROE) (13)	32.04%	8.38%	8.11%	7.47%	4.09%	14.19%	(0.21)%
Noninterest income / Total revenue (14)	58.08%	20.59%	23.95%	22.94%	19.14%	37.03%	27.93%

Capital Indicators (%)
Total capital ratio (15)	14.56%	14.53%	14.17%	14.12%	13.96%	14.56%	13.96%
Tier 1 capital ratio (16)	13.45%	13.28%	12.92%	12.87%	12.71%	13.45%	12.71%
Tier 1 leverage ratio (17)	11.52%	11.18%	10.75%	10.54%	10.11%	11.52%	10.11%
Common equity tier 1 capital ratio (CET1) (18)	12.50%	12.31%	11.95%	11.90%	11.73%	12.50%	11.73%
Tangible common equity ratio (19)	10.63%	10.58%	10.35%	9.88%	9.83%	10.63%	9.83%

Asset Quality Indicators (%)
Non-performing assets / Total assets (20)	0.78%	1.24%	1.61%	1.16%	1.13%	0.78%	1.13%
Non-performing loans / Total loans (1) (21)	0.89%	1.51%	2.16%	1.56%	1.50%	0.89%	1.50%
Allowance for loan losses / Total non-performing loans	140.41%	100.84%	86.02%	123.92%	126.46%	140.41%	126.46%
Allowance for loan losses / Total loans held for investment (1)	1.29%	1.59%	1.86%	1.93%	1.90%	1.29%	1.90%
Net charge-offs / Average total loans held for investment (22)	0.52%	1.16%	0.12%	—%	0.40%	0.44%	0.52%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	2.90%	2.55%	2.67%	2.28%	2.59%	2.63%	2.23%
Salaries and employee benefits / Average total assets	1.65%	1.53%	1.61%	1.38%	1.62%	1.56%	1.39%
Other operating expenses/ Average total assets (23)	1.25%	1.02%	1.06%	0.90%	0.97%	1.07%	0.84%
Efficiency ratio (24)	41.40%	74.18%	77.80%	70.67%	85.81%	60.85%	67.95%
Full-Time-Equivalent Employees (FTEs) (25)	763	733	719	731	713	763	713

	Three Months Ended					Years Ended December 31,
(in thousands, except percentages and per share amounts)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	2021	2020
Core Selected Consolidated Results of Operations and Other Data (7)

Pre-provision net revenue (PPNR)	$79,141	$17,485	$15,397	$18,107	$8,538	$130,130	$84,286
Core pre-provision net revenue (Core PPNR)	$18,911	$18,297	$16,934	$15,765	$17,641	$69,907	$71,023
Core net income (loss)	$19,339	$17,669	$17,199	$12,589	$20,917	$66,796	$(6,991)
Core basic earnings (loss) per common share	0.53	0.48	0.46	0.33	0.50	1.80	(0.17)
Core earnings (loss) per diluted common share (8)	0.52	0.47	0.46	0.33	0.50	1.78	(0.17)
Core net income (loss) / Average total assets (Core ROA) (12)	1.02%	0.93%	0.9%	0.66%	1.05%	0.89%	(0.09)%
Core net income (loss) / Average stockholders' equity (Core ROE) (13)	9.46%	8.69%	8.74%	6.50%	10.08%	8.39%	(0.83)%
Core efficiency ratio (26)	74.98%	72.95%	74.45%	73.35%	71.02%	73.96%	70.14%

__________________
(1) Total gross loans include loans held for investment net of unamortized deferred loan origination fees and costs. In addition, at December 31, 2021, September 30, 2021 and March 31, 2021, total loans include $143.2 million, $219.1 million and $1.0 million, respectively, in loans held for sale carried at the lower of cost or estimated fair value. During the fourth quarter of 2021, the Company sold around [$49.4 million] in loans held for sale carried at the lower of cost or estimated fair value related to the NY portfolio. In Addition, as of December 31, 2021, September 30, 2021 and June 30, 2021, total loans include $14.9 million, $5.8 million and $1.8 million, respectively, in mortgage loans held for sale carried at fair value.
(2)     Core deposits consist of total deposits excluding all time deposits.
(3)     In the fourth quarter of 2021, the Company’s shareholders approved the Merger, previously announced by the Company, pursuant to which a subsidiary of the Company merged with and into the Company. Under the terms of the Merger, each outstanding share of Class B common stock was converted to 0.95 of a share of Class A common stock. In addition, any shareholder who owned fewer than 100 shares of Class A common stock upon completion of the Merger, received cash in lieu of Class A common stock. There were no authorized or outstanding Class B common stock at December 31, 2021. Furthermore, in connection with the Merger, the Company’s Board of Directors authorized a Class A common stock repurchase program (the “Class A Common Stock Repurchase Program”) which provides for the potential to repurchase up to $50 million of shares of Class A common stock. In the fourth quarter of 2021, the Company repurchased an aggregate of 1,175,119 shares of Class A common stock for an aggregate purchase price of $36.3 million, including $27.9 million repurchased under the Class A Common Stock Repurchase Program and $8.5 million shares cashed out in accordance with the terms of the Merger. The total weighted average market price of these transactions was $30.92 per share.
(4) On March 10, 2021, the Company’s Board of Directors approved a stock repurchase program which provided for the potential repurchase of up to $40 million of shares of the Company’s Class B common stock (the “ Class B Common Stock Repurchase Program”). In the third, second and first quarters of 2021, the Company repurchased an aggregate of 63,000, 386,195 and 116,037 shares of Class B common stock, respectively, at a weighted average price per share of $18.55, $16.62 and $15.98, respectively, under the Class B Common Stock Repurchase Program. In the third quarter of 2021, the Company’s Board of Directors terminated the Class B Common Stock Repurchase Program. In the fourth quarter of 2020, the Company completed a modified “Dutch auction” tender offer to purchase, for cash, up to $50.0 million of shares of its Class B common stock, and accepted to purchase 4,249,785 shares of Class B common stock in the tender offer at a price of $12.55 per share. The purchase price for this transaction was approximately $54.1 million, including $0.8 million in related fees and other expenses.
(5) Assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.

(6) In the three months ended December 31, 2021, September 30, 2021 and June 30, 2021, and in the year ended December 31, 2021, net income exclude losses of $1.2 million, $0.6 million, $0.8 million and $2.6 million, respectively, attributable to a 49% minority interest of Amerant Mortgage LLC. We had no minority interest at any of the other periods shown.
(7) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(8) In the three months ended December 31, 2021, September 30, 2021 and June 30, 2021 and in the year ended December 31, 2021, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance share units (restricted stock and restricted stock units for all of the other periods shown). For the year ended December 31, 2020, potential dilutive instruments were not included in the diluted earnings per share computation because the Company reported a net loss and their inclusion would have an antidilutive effect. For all other periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(9)     In the fourth quarter of 2021, the Company’s Board of Directors declared a cash dividend of $0.06 per share of the Company’s common stock. The dividend was paid on or before January 15, 2022 to holders of record as of December 22, 2021. The aggregate amount in connection with this dividend is $2.2 million.
(10)Operating data for the periods presented have been annualized.
(11) NIM is defined as NII divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(12)Calculated based upon the average daily balance of total assets.
(13)    Calculated based upon the average daily balance of stockholders’ equity.
(14)    Total revenue is the result of net interest income before provision for loan losses plus noninterest income.
(15)    Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
(16)    Tier 1 capital divided by total risk-weighted assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at each of all the dates presented.
(17)    Tier 1 capital divided by quarter to date average assets.
(18)CET1 capital divided by total risk-weighted assets.
(19)    Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangible assets consist of, among other things, mortgage servicing rights and are included in other assets in the Company’s consolidated balance sheets.
(20)Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans, restructured loans that are considered “troubled debt restructurings” or “TDRs”, and OREO properties acquired through or in lieu of foreclosure.
(21)Non-performing loans include all accruing loans past due by 90 days or more, all nonaccrual loans and restructured loans that are considered TDRs.
(22)Calculated based upon the average daily balance of outstanding loan principal balance net of unamortized deferred loan origination fees and costs, excluding the allowance for loan losses. During the fourth, third and second quarters of 2021, and during the fourth quarter of 2020, there were net charge offs of $7.0 million, $15.7 million, $1.8 million and $5.9 million, respectively. In the first quarter of 2021, there were zero net charge offs. During the fourth quarter of 2021, the Company charged-off an aggregate of $4.2 million related to various commercial loans and $1.8 million related to one real estate loan. During the third quarters of 2021 and 2020, the Company charged-off $5.7 million and $19.3 million, respectively, against the allowance for loan losses as result of the deterioration of one commercial loan relationship.
(23)Other operating expenses is the result of total noninterest expense less salary and employee benefits.
(24)Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and NII.
(25)As of December 31, 2021, September 30, 2021 and June 30, 2021, includes 72, 52 and 38 FTEs for Amerant Mortgage LLC, respectively. In addition, effective January 1, 2022, there were 80 employees who are no longer working for the Company as a result of the new agreement with Fidelity National Information Services, Inc.(“FIS”).
(26)Core efficiency ratio is the efficiency ratio less the effect of restructuring costs and other adjustments, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, provision for (reversal of) loan losses, provision for income tax expense (benefit), the effect of non-core banking activities such as the sale of loans and securities, the sale of our corporate headquarters in the fourth quarter of 2021, and other non-recurring actions intended to improve customer service and operating performance. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,					Years Ended December 31,
(in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	2021	2020

Net income (loss) attributable to Amerant Bancorp Inc.	$65,469	$17,031	$15,962	$14,459	$8,473	$112,921	$(1,722)
Plus: (reversal of) provision for loan losses	(6,500)	(5,000)	(5,000)	—	—	(16,500)	88,620
Plus: provision for income tax expense (benefit)(1)	20,172	5,454	4,435	3,648	65	33,709	(2,612)
Pre-provision net revenue (PPNR)	79,141	17,485	15,397	18,107	8,538	130,130	84,286
Plus: restructuring costs	1,895	758	4,164	240	8,407	7,057	11,925
Less: non-routine noninterest income items	(62,125)	54	(2,627)	(2,582)	696	(67,280)	(25,188)
Core pre-provision net revenue	$18,911	$18,297	$16,934	$15,765	$17,641	$69,907	$71,023

Total noninterest income	$77,290	$13,434	$15,734	$14,163	$11,515	$120,621	$73,470
Less: Non-routine noninterest income items:
Less: gain on sale of Headquarters building (1)	62,387	—	—	—	—	62,387	—
Loss on sale of the Beacon Operations Center (2)	—	—	—	—	(1,729)	—	(1,729)
Securities (loss) gains, net	(117)	(54)	1,329	2,582	1,033	3,740	26,990
Loss on early extinguishment of FHLB advances, net	—	—	(2,488)	—	—	(2,488)	(73)
(Loss) gain on sale of loans	(145)	—	3,786	—	—	3,641	—
Total non-routine noninterest income items	$62,125	$(54)	$2,627	$2,582	$(696)	$67,280	$25,188
Core noninterest income	$15,165	$13,488	$13,107	$11,581	$12,211	$53,341	$48,282

Total noninterest expenses	$55,088	$48,404	$51,125	$43,625	$51,629	$198,242	$178,736
Less: restructuring costs (3):
Staff reduction costs (4)	26	250	3,322	6	5,345	3,604	6,405
Legal and Consulting fees (5)	1,277	412	—	—	—	1,689	—
Digital transformation expenses	50	96	32	234	658	412	3,116
Lease impairment charge	—	—	810	—	—	810	—
Branch closure expenses (6)	542	—	—	—	2,404	542	2,404
Total restructuring costs	$1,895	$758	$4,164	$240	$8,407	$7,057	$11,925
Core noninterest expenses	$53,193	$47,646	$46,961	$43,385	$43,222	$191,185	$166,811

	Three Months Ended,					Years Ended December 31,

(in thousands, except percentages and per share amounts)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	2021	2020
Net income (loss) attributable to Amerant Bancorp Inc.	$65,469	$17,031	$15,962	$14,459	$8,473	$112,921	$(1,722)
Plus after-tax restructuring costs:
Restructuring costs before income tax effect	1,895	758	4,164	240	8,407	7,057	11,925
Income tax effect (7)	(478)	(229)	(897)	(48)	(6,455)	(1,652)	(7,187)
Total after-tax restructuring costs	1,417	529	3,267	192	1,952	5,405	4,738
Less before-tax non-routine items in noninterest income:	(62,125)	54	(2,627)	(2,582)	696	(67,280)	(25,188)
Income tax effect (7)	14,578	55	597	520	9,796	15,750	15,181
Total after-tax non-routine items in noninterest income	(47,547)	109	(2,030)	(2,062)	10,492	(51,530)	(10,007)
Core net income (loss)	$19,339	$17,669	$17,199	$12,589	$20,917	$66,796	$(6,991)

Basic earnings (loss) per share	$1.79	$0.46	$0.43	$0.38	$0.21	$3.04	$(0.04)
Plus: after tax impact of restructuring costs	0.04	0.02	0.09	0.01	0.04	0.15	0.11
Less: after tax impact of non-routine items in noninterest income	(1.30)	—	(0.06)	(0.06)	0.25	(1.39)	(0.24)
Total core basic earnings (loss) per common share	$0.53	$0.48	$0.46	$0.33	$0.50	$1.80	$(0.17)

Diluted earnings (loss) per share (8)	$1.77	$0.45	$0.42	$0.38	$0.20	$3.01	$(0.04)
Plus: after tax impact of restructuring costs	0.04	0.02	0.09	0.01	0.05	0.14	0.11
Less: after tax impact of non-routine items in noninterest income	(1.29)	—	(0.05)	(0.06)	0.25	(1.37)	(0.24)
Total core diluted earnings (loss) per common share	$0.52	$0.47	$0.46	$0.33	$0.50	$1.78	$(0.17)

Net income (loss) / Average total assets (ROA)	3.45%	0.90%	0.83%	0.76%	0.42%	1.50%	(0.02)%
Plus: after tax impact of restructuring costs	0.07%	0.02%	0.17%	0.01%	0.11%	0.07%	0.06%
Less: after tax impact of non-routine items in noninterest income	(2.50)%	0.01%	(0.10)%	(0.11)%	0.52%	(0.68)%	(0.13)%
Core net income (loss) / Average total assets (Core ROA)	1.02%	0.93%	0.90%	0.66%	1.05%	0.89%	(0.09)%

Net income (loss) / Average stockholders' equity (ROE)	32.04%	8.38%	8.11%	7.47%	4.09%	14.19%	(0.21)%
Plus: after tax impact of restructuring costs	0.69%	0.26%	1.66%	0.10%	0.94%	0.68%	0.57%
Less: after tax impact of non-routine items in noninterest income	(23.27)%	0.05%	(1.03)%	(1.07)%	5.05%	(6.48)%	(1.19)%
Core net income (loss) / Average stockholders' equity (Core ROE)	9.46%	8.69%	8.74%	6.50%	10.08%	8.39%	(0.83)%

Efficiency ratio	41.40%	74.18%	77.81%	70.67%	85.81%	60.85%	67.95%
Less: impact of restructuring costs	(1.43)%	(1.16)%	(6.34)%	(0.39)%	(13.97)%	(2.16)%	(4.51)%
Plus: impact of non-routine items in noninterest income	35.01%	(0.07)%	2.98%	3.07%	(0.82)%	15.27%	6.70%
Core efficiency ratio	74.98%	72.95%	74.45%	73.35%	71.02%	73.96%	70.14%

	Three Months Ended,					Year Ended December 31,
(in thousands, except percentages and per share amounts)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	2021	2020

Stockholders' equity	$831,873	$812,662	$799,068	$785,014	$783,421	$831,873	$783,421
Less: goodwill and other intangibles (9)	(22,528)	(22,529)	(22,505)	(21,515)	(21,561)	(22,528)	(21,561)
Tangible common stockholders' equity	$809,345	$790,133	$776,563	$763,499	$761,860	$809,345	$761,860
Total assets	7,638,399	7,489,305	7,532,844	7,751,098	7,770,893	7,638,399	7,770,893
Less: goodwill and other intangibles (9)	(22,528)	(22,529)	(22,505)	(21,515)	(21,561)	(22,528)	(21,561)
Tangible assets	$7,615,871	$7,466,776	$7,510,339	$7,729,583	$7,749,332	$7,615,871	$7,749,332
Common shares outstanding	35,883	37,487	37,563	37,922	37,843	35,883	37,843
Tangible common equity ratio	10.63%	10.58%	10.34%	9.88%	9.83%	10.63%	9.83%
Stockholders' book value per common share	$23.18	$21.68	$21.27	$20.70	$20.70	$23.18	$20.70
Tangible stockholders' book value per common share	$22.55	$21.08	$20.67	$20.13	$20.13	$22.55	$20.13

____________
(1)     The Company sold its Coral Gables headquarters for $135 million, with an approximate carrying value of $69.9 million at the time of sale and transaction costs of $2.6 million. The Company leased-back the property for an 18-year term. The provision for income tax expense includes around $16.1 million related to this transaction in the three months and year ended December 31, 2021.
(2)     The Company leased-back the property for a 2-year term.
(3)     Expenses incurred for actions designed to implement the Company’s strategy. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(4) In the second quarter of 2021, includes expenses in connection with the departure of the Company’s Chief Operating Officer and the elimination of various other support function positions, including the NY LPO. In the fourth quarter of 2020, the Board of Directors of the Company adopted a voluntary early retirement plan for certain eligible long-term employees and an involuntary severance plan for certain other positions consistent with the Company’s effort to streamline operations and better align its operating structure with its business activities. 31 employees elected to participate in the voluntary plan, all of whom retired on or before December 31, 2020. The involuntary plan impacted 31 employees most of whom no longer worked for the Company and/or its subsidiaries by December 31, 2020. On December 28, 2020, the Company determined the termination costs and annual savings related to the voluntary and involuntary plans. The Company incurred approximately $3.5 million and $1.8 million in one-time termination costs in the fourth quarter of 2020 in connection with the voluntary and involuntary plans, respectively, the majority of which were paid over time in the form of installment payments until December 2021. The Company estimates that the voluntary and involuntary plans will yield estimated annual savings of approximately $4.2 million and $5.5 million, respectively, for combined estimated annual savings of approximately $9.7 million which began in 2021.
(5) Consist of: (i) expenses in connection with the Merger and related transactions, and (ii) $0.5 million, $0.2 million, and $0.7 million, in the three months ended December 31, 2021, September 30, 2021, and in the year ended December 31, 2021, respectively, related to the new agreement with FIS.
(6) Expenses related to the lease termination of a branch in Fort Lauderdale, Florida in 2021, and the closures of one branch in Fort Lauderdale, Florida and another branch in Houston, Texas in 2020.
(7) In 2021 and 2020, and in the three months ended March 31, 2021, amounts were calculated based upon the effective tax rate for the periods of 23.41%, 60.27% and 20.15%, respectively. For all of the other periods shown, amounts represent the difference between the prior and current period year-to-date tax effect.
(8) In the three months ended December 31, 2021, September 30, 2021 and June 30, 2021 and in the year ended December 31, 2021, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance share units (restricted stock and restricted stock units for all of the other periods shown). For the year ended December 31, 2020, potential dilutive instruments were not included in the diluted earnings per share computation because the Company reported a net loss and their inclusion would have an antidilutive effect. For all other periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.

(9) Other intangible assets consist of, among other things, mortgage servicing rights of $0.6 million, $0.6 million and $0.5 million at December 31, 2021, September 30, 2021 and June 30 2021, respectively, and are included in other assets in the Company’s consolidated balance sheets.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$5,475,207	$56,521	4.10%	$5,379,461	$53,193	3.92%	$5,809,246	$54,891	3.76%
Debt securities available for sale (3)	1,171,691	7,010	2.37%	1,221,569	7,055	2.29%	1,274,493	7,126	2.22%
Debt securities held to maturity (4)	121,842	745	2.43%	102,574	508	1.96%	60,084	311	2.06%
Debt securities held for trading	143	1	2.77%	153	1	2.59%	—	—	—%
Equity securities with readily determinable fair value not held for trading	17,138	59	1.37%	24,017	66	1.09%	24,354	96	1.57%
Federal Reserve Bank and FHLB stock	49,591	535	4.28%	47,682	514	4.28%	65,426	677	4.12%
Deposits with banks	155,479	58	0.15%	207,504	76	0.15%	195,347	54	0.11%
Total interest-earning assets	6,991,091	64,929	3.68%	6,982,960	61,413	3.49%	7,428,950	63,155	3.38%
Total non-interest-earning assets less allowance for loan losses	537,549			553,505			516,346
Total assets	$7,528,640			$7,536,465			$7,945,296

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,342,416	$208	0.06%	$1,290,944	$147	0.05%	$1,218,536	$103	0.03%
Money market	1,337,529	788	0.23%	1,359,774	798	0.23%	1,257,239	1,001	0.32%
Savings	327,090	11	0.01%	329,456	11	0.01%	322,077	14	0.02%
Total checking and saving accounts	3,007,035	1,007	0.13%	2,980,174	956	0.13%	2,797,852	1,118	0.16%
Time deposits	1,380,337	4,777	1.37%	1,555,001	5,302	1.35%	2,131,085	9,001	1.68%
Total deposits	4,387,372	5,784	0.52%	4,535,175	6,258	0.55%	4,928,937	10,119	0.82%
Securities sold under agreements to repurchase	55	—	—%	—	—	—%	533	1	0.75%
Advances from the FHLB and other borrowings (5)	863,137	1,805	0.83%	808,860	1,777	0.87%	1,060,217	2,826	1.06%
Senior notes	58,855	942	6.35%	58,776	942	6.36%	58,539	942	6.40%
Junior subordinated debentures	64,178	618	3.82%	64,178	615	3.80%	64,178	615	3.81%
Total interest-bearing liabilities	5,373,597	9,149	0.68%	5,466,989	9,592	0.70%	6,112,404	14,503	0.94%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,210,365			1,110,353			902,799
Accounts payable, accrued liabilities and other liabilities	133,927			152,528			105,160
Total non-interest-bearing liabilities	1,344,292			1,262,881			1,007,959
Total liabilities	6,717,889			6,729,870			7,120,363
Stockholders’ equity	810,751			806,595			824,933
Total liabilities and stockholders' equity	$7,528,640			$7,536,465			$7,945,296
Excess of average interest-earning assets over average interest-bearing liabilities	$1,617,494			$1,515,971			$1,316,546
Net interest income		$55,780			$51,821			$48,652
Net interest rate spread			3.00%			2.79%			2.44%
Net interest margin (6)			3.17%			2.94%			2.61%
Cost of total deposits (7)			0.41%			0.44%			0.69%
Ratio of average interest-earning assets to average interest-bearing liabilities	130.10%			127.73%			121.54%
Average non-performing loans/ Average total loans	1.13%			1.94%			1.55%

	Year Ended December 31,
	2021			2020
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$5,514,110	$216,097	3.92%	$5,716,371	$220,898	3.86%
Debt securities available for sale (3)	1,194,505	26,953	2.26%	1,444,213	34,001	2.35%
Debt securities held to maturity (4)	97,501	2,036	2.09%	66,136	1,343	2.03%
Debt securities held for trading	165	5	3.03%	—	—	—%
Equity securities with readily determinable fair value not held for trading	22,332	284	1.27%	24,290	452	1.86%
Federal Reserve Bank and FHLB stock	53,106	2,222	4.18%	67,840	3,227	4.76%
Deposits with banks	201,950	247	0.12%	202,026	633	0.31%
Total interest-earning assets	7,083,669	247,844	3.50%	7,520,876	260,554	3.46%
Total non-interest-earning assets less allowance for loan losses	449,347			510,673
Total assets	$7,533,016			$8,031,549

Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,309,699	$591	0.05%	$1,154,166	$439	0.04%
Money market	1,311,278	3,483	0.27%	1,165,447	7,070	0.61%
Savings	324,618	50	0.02%	321,766	58	0.02%
Total checking and saving accounts	2,945,595	4,124	0.14%	2,641,379	7,567	0.29%
Time deposits	1,668,459	23,766	1.42%	2,360,367	45,765	1.94%
Total deposits	4,614,054	27,890	0.60%	5,001,746	53,332	1.07%
Securities sold under agreements to repurchase	123	1	0.81%	252	1	0.40%
Advances from the FHLB and other borrowings (5)	822,769	8,595	1.04%	1,116,899	13,168	1.18%
Senior notes	58,737	3,768	6.42%	30,686	1,968	6.41%
Junior subordinated debentures	64,178	2,449	3.82%	66,402	2,533	3.81%
Total interest-bearing liabilities	5,559,861	42,703	0.77%	6,215,985	71,002	1.14%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,046,766			876,393
Accounts payable, accrued liabilities and other liabilities	130,548			100,932
Total non-interest-bearing liabilities	1,177,314			977,325
Total liabilities	6,737,175			7,193,310
Stockholders’ equity	795,841			838,239
Total liabilities and stockholders' equity	$7,533,016			$8,031,549
Excess of average interest-earning assets over average interest-bearing liabilities	$1,523,808			$1,304,891
Net interest income		$205,141			$189,552
Net interest rate spread			2.73%			2.32%
Net interest margin (6)			2.90%			2.52%
Cost of total deposits (7)			0.49%			0.91%
Ratio of average interest-earning assets to average interest-bearing liabilities	127.41%			120.99%
Average non-performing loans/ Average total loans	1.61%			1.12%

_______________
(1)    Includes loans held for investment net of the allowance for loan losses and loans held for sale. The average balance of the allowance for loan losses was $82.1 million, $100.7 million, and $115.4 million in the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, and $101.1 million and $91.5 million in the years ended December 31, 2021 and 2020, respectively. The average balance of total loans held for sale was $206.8 million, $81.2 million, and $52 thousand in the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, and $72.7 million and $37 thousand in the years ended December 31, 2021 and 2020, respectively.
(2) Includes average non-performing loans of $63.0 million, $106.5 million and $91.7 million for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, and $90.6 million and $64.8 million for the years ended December 31, 2021 and 2020, respectively. Interest income that would have been recognized on these non-performing loans totaled $2.2 million, $2.3 million and $0.7 million, in the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, and $6.2 million and $2.7 million in the years ended December 31, 2021 and 2020, respectively.
(3)    Includes nontaxable securities with average balances of $17.7 million, $19.5 million and $75.8 million for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, and $46.2 million and $72.2 million in the year ended December 31, 2021 and 2020, respectively. The tax equivalent yield for these nontaxable securities was 1.79%, 1.51% and 0.37% for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, and 1.76% and 2.94% for the years ended December 31, 2021 and 2020, respectively. In 2021 and 2020, the tax equivalent yields were calculated by assuming a 21% tax rate and dividing the actual yield by 0.79.
(4)    Includes nontaxable securities with average balances of $96.4 million, $65.1 million and $60.1 million for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, and $67.7 million and $66.1 million in the years ended December 31, 2021 and 2020, respectively. The tax equivalent yield for these nontaxable securities was 3.20%, 2.37% and 2.61% for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, and 2.37% and 2.57% for the years ended December 31, 2021 and 2020, respectively. In 2021 and 2020, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(5)    The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
(6)    NIM is defined as net interest income divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(7)    Calculated based upon the average balance of total noninterest bearing and interest bearing deposits.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Year Ended December 31,
	December 31, 2021		September 30, 2021		December 31, 2020		2021		2020
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$4,521	5.9%	$4,303	32.0%	$4,173	36.2%	$17,214	14.3%	$15,838	21.6%
Brokerage, advisory and fiduciary activities	4,987	6.5%	4,595	34.2%	4,219	36.6%	18,616	15.4%	16,949	23.1%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	1,366	1.8%	1,369	10.2%	1,417	12.3%	5,459	4.5%	5,695	7.8%
Cards and trade finance servicing fees	503	0.7%	541	4.0%	333	2.9%	1,771	1.5%	1,346	1.8%
Loss on early extinguishment of FHLB advances, net	—	—%	—	—%	—	—%	(2,488)	(2.1)%	(73)	(0.1)%
Gain on sale of Headquarters Building (2)	62,387	80.7%	—	—%	—	—%	62,387	51.7%	—	—%
Securities (losses) gains, net (3)	(117)	(0.2)%	(54)	(0.4)%	1,033	9.0%	3,740	3.1%	26,990	36.7%
Other noninterest income (4)	3,643	4.6%	2,680	20.0%	340	3.0%	13,922	11.5%	6,725	9.1%
Total noninterest income	$77,290	100.0%	$13,434	100.0%	$11,515	100.0%	$120,621	99.9%	$73,470	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable.
(2)    The Company sold its Coral Gables headquarters for $135 million, with an approximate carrying value of $69.9 million at the time of sale and transaction costs of $2.6 million. The Company leased-back the property for an 18-year term.
(3) Includes net gain on sale of debt securities of $37.0 thousand, $36.0 thousand and $1.1 million during the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively. In addition, includes a realized loss of $42 thousand on the sale of a mutual fund with a fair value of $23.4 million at the time of the sale, and unrealized losses of $0.1 million during each of the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, related to the change in market value of mutual funds.
(4)    Includes: (i) mortgage banking revenue related to Amerant Mortgage of $0.9 million, $0.7 million and $1.7 million in the three months ended December 31, 2021, September 30, 2021, and in the year ended December 31, 2021, respectively; (ii) income from derivative transactions with customers of $2.0 million, $0.5 million and $0.7 million in the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, and $4.0 million and $3.2 million in the years ended December 31, 2021 and 2020, respectively, and (iii) a gain of $3.8 million on the sale of PPP loans in the year ended December 31, 2021. Other sources of income in the periods shown include: rental income, income from foreign currency exchange transactions with customers, and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense
This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Year Ended December 31,
	December 31, 2021		September 30, 2021		December 31, 2020		2021		2020
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$31,309	56.8%	$29,053	60.0%	$32,305	62.6%	$117,585	59.3%	$111,469	62.4%
Occupancy and equipment (2)	5,765	10.5%	4,769	9.9%	5,320	10.3%	20,364	10.3%	17,624	9.9%
Professional and other services fees (3)	7,250	13.2%	4,184	8.6%	3,137	6.1%	19,911	10.0%	13,459	7.5%
Telecommunications and data processing	3,897	7.1%	3,810	7.9%	3,082	6.0%	14,949	7.5%	12,931	7.2%
Depreciation and amortization (4)	1,520	2.8%	2,091	4.3%	3,473	6.7%	7,269	3.7%	9,385	5.3%
FDIC assessments and insurance	1,340	2.4%	1,626	3.4%	1,885	3.7%	6,423	3.2%	6,141	3.4%
Other operating expenses (5)	4,007	7.2%	2,871	5.9%	2,427	4.7%	11,741	6.0%	7,727	4.3%
Total noninterest expense (6)	$55,088	100.0%	$48,404	100.0%	$51,629	100.0%	$198,242	100.0%	$178,736	100.0%
___________
(1) Includes severance expense of $0.3 million and $5.3 million, in the three months ended September 30, 2021 and December 31, 2020, respectively, and $3.6 million and $6.4 million in the years ended December 31, 2020 and 2021, respectively. There were no significant severance expenses in the three months ended December 31, 2021. Severance expenses in 2021 were mainly in connection with the departure of the Company’s COO, the elimination of various support function positions, and other actions. Severance expenses in 2020 were primarily related to the voluntary early retirement plan and the involuntary severance plan adopted in the fourth quarter of 2020. In addition, includes $1.0 million, $0.8 million and $3.4 million in the three months ended December 31, 2021 and September 30, 2021, and in the year ended December 31, 2021, respectively, in connection with a Long Term Incentive Compensation Program adopted in the first quarter of 2021.
(2) In the three months ended December 31, 2021 and 2020, includes $0.5 million and $1.1 million, respectively, related to the lease termination of a branch in Fort Lauderdale, Florida in 2021, and the closures of one branch in Fort Lauderdale, Florida and another branch in Houston, Texas in 2020. In addition, includes $0.8 million of ROU asset impairment associated with the lease in NY loan production office in the year ended December 31, 2021.
(3) In the three months ended December 31, 2021 and September 30, 2021, and in the year ended December 31, 2021, includes additional expenses of $1.3 million, $0.4 million, and $1.7 million, respectively, mainly associated with: (i) the Merger and related transactions, and (ii) $0.5 million, $0.2 million, and $0.7 million, in the three months ended December 31, 2021, September 30, 2021, and in the year ended December 31, 2021, respectively, related to the new consulting agreement with FIS. In addition, other services fees include expenses on derivative contracts in all the periods shown.
(4) Includes: (i) a reduction of around $0.4 million in connection with the sale of the Company’s headquarters building in the three months ended December 31, 2021, and (ii) a charge of $1.3 million for the accelerated amortization of leasehold improvements in connection with the closure of one of our branches in the three months ended December 31, 2020.
(5) Includes advertising, marketing, charitable contributions, community engagement, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan.
(6) Includes $3.3 million and $7.1 million in the three months and the year ended December 31, 2021, respectively and $2.3 million in the three months ended September 30, 2021, respectively, related to Amerant Mortgage, primarily salaries and employee benefits, mortgage lending costs and professional and other services fees.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Assets
Cash and due from banks	$33,668	$27,501	$45,198	$37,744	$30,179
Interest earning deposits with banks	240,540	138,732	126,314	195,755	184,207
Cash and cash equivalents	274,208	166,233	171,512	233,499	214,386
Securities
Debt securities available for sale	1,175,319	1,220,391	1,194,068	1,190,201	1,225,083
Debt securities held to maturity	118,175	130,543	93,311	104,657	58,127
Trading securities	—	194	198	—	—
Equity securities with readily determinable fair value not held for trading	252	23,870	23,988	23,965	24,342
Federal Reserve Bank and Federal Home Loan Bank stock	47,495	47,740	47,675	56,469	65,015
Securities	1,341,241	1,422,738	1,359,240	1,375,292	1,372,567
Loans held for sale, at lower of cost or fair value	143,195	219,083	—	—	—
Mortgage loans held for sale, at fair value	14,905	5,812	1,775	1,044	—
Loans held for investment, gross	5,409,440	5,254,029	5,606,773	5,753,794	5,842,337
Less: Allowance for loan losses	69,899	83,442	104,185	110,940	110,902
Loans held for investment, net	5,339,541	5,170,587	5,502,588	5,642,854	5,731,435
Bank owned life insurance	223,006	221,640	220,271	218,903	217,547
Premises and equipment, net (1)	37,860	108,885	108,708	109,071	109,990
Deferred tax assets, net	11,301	9,861	13,516	15,607	11,691
Goodwill	19,506	19,506	19,506	19,506	19,506
Accrued interest receivable and other assets (1)(2)	233,636	144,960	135,728	135,322	93,771
Total assets	$7,638,399	$7,489,305	$7,532,844	$7,751,098	$7,770,893
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$1,183,251	$1,210,154	$1,065,622	$977,595	$872,151
Interest bearing	1,507,441	1,317,938	1,293,626	1,324,127	1,230,054
Savings and money market	1,602,339	1,655,495	1,682,619	1,494,227	1,587,876
Time	1,337,840	1,442,790	1,633,041	1,882,130	2,041,562
Total deposits	5,630,871	5,626,377	5,674,908	5,678,079	5,731,643
Advances from the Federal Home Loan Bank	809,577	809,095	808,614	1,050,000	1,050,000
Senior notes	58,894	58,815	58,736	58,656	58,577
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	64,178	64,178
Accounts payable, accrued liabilities and other liabilities (1)	243,006	118,178	127,340	115,171	83,074
Total liabilities	6,806,526	6,676,643	6,733,776	6,966,084	6,987,472

Stockholders’ equity
Class A common stock	3,589	2,903	2,904	2,904	2,882
Class B common stock	—	847	853	892	904
Additional paid in capital	262,510	299,273	299,547	304,448	305,569
Retained earnings	553,167	489,854	472,823	456,861	442,402
Accumulated other comprehensive income	15,217	21,236	23,758	19,909	31,664
Total stockholders' equity before noncontrolling interest	834,483	814,113	799,885	785,014	783,421
Noncontrolling interest	(2,610)	(1,451)	(817)	—	—
Total stockholders' equity	831,873	812,662	799,068	785,014	783,421
Total liabilities and stockholders' equity	$7,638,399	$7,489,305	$7,532,844	$7,751,098	$7,770,893

__________
(1) As of December 31, 2021, includes the effect of the sale and lease back of the Company’s headquarters building in the fourth quarter of 2021.
(2) As of December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021, includes the effect of adopting ASU 2016-02 (Leases) in the first quarter of 2021.

Exhibit 7 - Loans
Loans by Type - Held For Investment

The loan portfolio held for investment consists of the following loan classes:

(in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Real estate loans
Commercial real estate
Non-owner occupied	$1,540,590	$1,593,664	$1,699,876	$1,713,967	$1,749,839
Multi-family residential	514,679	504,337	658,022	722,783	737,696
Land development and construction loans	327,246	318,449	361,077	351,502	349,800
	2,382,515	2,416,450	2,718,975	2,788,252	2,837,335
Single-family residential	661,339	618,139	616,545	625,298	639,569
Owner occupied	962,538	936,590	943,342	940,126	947,127
	4,006,392	3,971,179	4,278,862	4,353,676	4,424,031
Commercial loans	965,673	910,696	1,003,411	1,104,594	1,154,550
Loans to financial institutions and acceptances	13,710	13,690	13,672	16,658	16,636
Consumer loans and overdrafts	423,665	358,464	310,828	278,866	247,120
Total loans	$5,409,440	$5,254,029	$5,606,773	$5,753,794	$5,842,337

Loans by Type - Held For Sale

The loan portfolio held for sale consists of the following loan classes:

(in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Real estate loans
Commercial real estate
Non-owner occupied	$110,271	$160,034	$—	$—	$—
Multi-family residential	31,606	57,725	—	—	—
	141,877	217,759	—	—	—
Single-family residential (1)	14,905	5,812	1,775	1,044	—
Owner occupied	1,318	1,324	—	—	—
Total loans held for sale (2)(3)	$158,100	$224,895	$1,775	$1,044	$—
__________________
(1) Loans held for sale in connection with Amerant Mortgage ongoing business.
(2) At December 31, 2021, September 30, 2021 and March 31, 2021, total loans include $143.2 million, $219.1 million and $1.0 million, respectively, in loans held for sale carried at the lower of cost or estimated fair value. During the three months ended December 31, 2021, the Company sold $49.4 million in loans held for sale carried at the lower of cost or estimated fair value related to the NY portfolio. In addition, as of December 31, 2021, September 30, 2021 and June 30, 2021, total loans include $14.9 million, $5.8 million and $1.8 million, respectively, in mortgage loans held for sale carried at fair value.
(3) Remained current and in accrual status at each of the periods shown.

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans and other real estate owned, or OREO, at the dates presented. Non-performing loans consist of (i) nonaccrual loans; (ii) accruing loans 90 days or more contractually past due as to interest or principal; and (iii) restructured loans that are considered TDRs.

(in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Non-Accrual Loans(1)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$7,285	$28,507	$48,347	$8,515	$8,219
Multi-family residential	—	—	9,928	11,369	11,340
	7,285	28,507	58,275	19,884	19,559
Single-family residential	5,126	6,344	7,174	10,814	10,667
Owner occupied	8,665	11,040	11,277	12,527	12,815
	21,076	45,891	76,726	43,225	43,041
Commercial loans (2)	28,440	36,500	43,876	45,282	44,205
Consumer loans and overdrafts	257	353	198	270	233
Total Non-Accrual Loans	$49,773	$82,744	$120,800	$88,777	$87,479

Past Due Accruing Loans(3)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$—	$—	$—	$743	$—
Single-family residential	—	4	20	—	—
Owner occupied	—	—	—	—	220
Commercial	—	—	295	—	—
Consumer loans and overdrafts	8	1	4	3	1
Total Past Due Accruing Loans	8	5	319	746	221
Total Non-Performing Loans	49,781	82,749	121,119	89,523	87,700
Other Real Estate Owned	9,720	9,800	400	400	427
Total Non-Performing Assets	$59,501	$92,549	$121,519	$89,923	$88,127

__________________
(1)    Includes loan modifications that met the definition of TDRs which may be performing in accordance with their modified loan terms. As of December 31, 2021, September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020, non-performing TDRs include $9.1 million, $9.3 million, $9.6 million, $9.8 million and $8.4 million, respectively, in a multiple loan relationship to a South Florida borrower.
(2)    As of December 31, 2021 and September 30, 2021, includes $9.1 million and $13.9 million, respectively in a commercial relationship placed in nonaccrual status during the second quarter of 2020 ($19.6 million at each of the other periods shown). During the third quarters of 2021 and 2020, the Company charged off $5.7 million and $19.3 million, respectively, against the allowance for loan losses as result of the deterioration of this commercial relationship. In addition, in connection with this loan relationship, the Company collected a partial principal payment of $4.8 million in the fourth quarter of 2021.
(3)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This table shows the Company’s loans by credit quality indicators. We have no purchased credit-impaired loans.

	December 31, 2021				September 30, 2021				December 31, 2020
(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$34,205	$5,890	$1,395	$41,490	$31,269	$25,332	$3,175	$59,776	$46,872	$4,994	$3,969	$55,835
Multi-family residential	—	—	—	—	—	—	—	—	—	11,340	—	11,340
Land development and construction loans	—	—	—	—	—	—	—	—	7,164	—	—	7,164
	34,205	5,890	1,395	41,490	31,269	25,332	3,175	59,776	54,036	16,334	3,969	74,339
Single-family residential	—	5,221	—	5,221	—	6,368	—	6,368	—	10,667	—	10,667
Owner occupied	7,429	8,759	—	16,188	7,473	11,136	—	18,609	22,343	12,917	—	35,260
	41,634	19,870	1,395	62,899	38,742	42,836	3,175	84,753	76,379	39,918	3,969	120,266
Commercial loans (2)	32,452	20,324	9,497	62,273	38,522	22,471	15,404	76,397	42,434	21,152	23,256	86,842
Consumer loans and overdrafts	—	270	—	270	—	356	—	356	—	238	—	238
	$74,086	$40,464	$10,892	$125,442	$77,264	$65,663	$18,579	$161,506	$118,813	$61,308	$27,225	$207,346

__________
(1) There were no loans categorized as “Loss” as of the dates presented.
(2) Loan balances as of December 31, 2021 and September 30, 2021 include $9.1 million and $13.9 million, respectively, in a commercial relationship placed in nonaccrual status and downgraded during the second quarter of 2020 ($19.6 million at December 31, 2020). As of December 31, 2021 and September 30, 2021, Substandard loans include $4.9 million and $7.3 million, respectively and doubtful loans include $4.2 million and $6.6 million, respectively, related to this commercial relationship (Substandard loans include $7.3 million and doubtful loans include $12.3 million at December 31, 2020). During the third quarters of 2021 and 2020, the Company charged off $5.7 million and $19.3 million, respectively, against the allowance for loan losses as result of the deterioration of this commercial relationship. In addition, in connection with this loan relationship, the Company collected a partial principal payment of $4.8 million in the fourth quarter of 2021.

Exhibit 8 - Deposits by Country of Domicile
This table shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Domestic	$3,137,258	$3,090,563	$3,140,541	$3,175,522	$3,202,936
Foreign:
Venezuela	2,019,480	2,054,149	2,075,658	2,088,519	2,119,412
Others	474,133	481,665	458,709	414,038	409,295
Total foreign	2,493,613	2,535,814	2,534,367	2,502,557	2,528,707
Total deposits	$5,630,871	$5,626,377	$5,674,908	$5,678,079	$5,731,643